Exhibit 23.3

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the incorporation by reference in this Post-Effective Amendment No. 1 to Registration Statement No. 333-151001 on Form S-3 of our reports dated February 29, 2008, relating to the financial statements of Genco Shipping & Trading Limited, and the effectiveness of Genco Shipping & Trading Limited's internal control over financial reporting, appearing in the Annual Report on Form 10-K of Genco Shipping & Trading Limited for the year ended December 31, 2007, and to the reference to us under the heading "Experts" in the Prospectus, which is part of this Registration Statement.

/s/ Deloitte & Touche LLP

New York, New York

May 19, 2008